Exhibit 99.1

EDUCATION REALTY TRUST, INC.
EMPLOYEE STOCK PURCHASE PLAN

Effective July 1, 2010

EDUCATION REALTY TRUST, INC.
EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

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EDUCATION REALTY TRUST, INC.
EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

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EDUCATION REALTY TRUST, INC.
EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

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13.05	Company’s Rights	10

13.06	Gender and Number	11

13.07	Governing Law	11

13.08	Severability	11

ARTICLE XIV AMENDMENT		11

ARTICLE XV DURATION OF PLAN		11

ARTICLE XVI EFFECTIVE DATE OF PLAN		11

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EDUCATION REALTY TRUST, INC.
EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

ARTICLE I
DEFINITIONS

1.01	Administrator.

Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article IV.

1.02	Affiliate.

Affiliate means any “parent corporation” or “subsidiary corporation” (within the meaning of Section 424 of the Code and Section 1.424-1(f)(i) and (ii) of the Treasury Regulations) of the Company, including a corporation that becomes an Affiliate after the adoption of this Plan, that the Board designates as a participating employer in the Plan.  For purposes of this Plan, the term “corporation” means a corporation as defined in Section 1.421-1(i)(1) of the Treasury Regulations, which definition includes a limited liability company taxable as a corporation for all Federal tax purposes.

1.03	Beneficiary.

Beneficiary means the person or entity designated by a Participant on a form prescribed by the Administrator, to receive any amount payable under the Plan following a Participant’s death.  A Participant may change his or her Beneficiary from time to time by filing a subsequent designation form and the change will be effective when received by the Administrator.  If a designated Beneficiary fails to survive the Participant or be in existence on the date of his or her death or if the Participant fails to designate a Beneficiary, the Participant’s Beneficiary shall be determined as follows:  the Participant’s surviving spouse (i.e., the person to whom the Participant is legally married on the date of his or her death) or, if none, the Participant’s surviving children or, if none, the Participant’s estate.

1.04	Board.

Board means the Board of Directors of the Company.

1.05	Code.

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.06	Committee.

Committee means the Compensation Committee of the Board.

1.07	Common Stock.

Common Stock means the common stock of the Company.

1.08	Company.

Company means Education Realty Trust, Inc.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

1.09	Compensation.

Compensation means an Employee’s total earnings, including without limitation salary, overtime, and any bonuses or special payments.

1.10	Date of Exercise.

Date of Exercise means each March 31 next following the January 2 Date of Grant, each June 30 next following the April 1 Date of Grant, each September 30 next following the July 1 Date of Grant, and each December 31 next following the October 1 Date of Grant.  Notwithstanding the foregoing, if a Date of Exercise occurs on a date that no share of Common Stock is traded on the primary national securities exchange on which shares of the Common Stock are listed, then the Date of Exercise shall be the next preceding day that the Common Stock was so traded on such exchange.

1.11	Date of Grant.

Date of Grant means each January 2, April 1, July 1, and October 1 during the term of the Plan.  Notwithstanding the foregoing, if a Date of Grant occurs on a date that no share of Common Stock is traded on the primary national securities exchange on which shares of the Common Stock are listed, then the Date of Grant shall be the next subsequent day that the Common Stock is so traded on such exchange.

1.12	Election Date.

Election Date means each December 15 immediately preceding the January 2 Date of Grant, each March 15 immediately preceding the April 1 Date of Grant, each June 15 immediately preceding the July 1 Date of Grant, and each September 15 immediately preceding the October 1 Date of Grant.

1.13	Election Form.

Election Form means the form, prescribed by the Administrator, that a Participant uses to authorize a deduction from his or her Compensation in accordance with Article VI.

1.14	Employee.

Employee means any employee of the Company or an Affiliate, other than a Five Percent Stockholder.

1.15	Fair Market Value.

Fair Market Value means, on any given date, the last sale price of a share of Common Stock on the primary national securities exchange on which shares of the Common Stock are listed.  If, on any given date, no share of Common Stock is traded on such exchange, then Fair Market Value shall be determined with reference to the next preceding day that the Common Stock was so traded; provided, however, with respect to the determination of Fair Market Value as of a Date of Grant upon which no share of Common Stock is traded on such exchange, Fair Market Value shall be determined with reference to the next subsequent day that the Common Stock was is so traded.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

1.16	Five Percent Stockholder.

Five Percent Stockholder means any individual who, immediately after the grant of an Option owns five percent or more of the total combined voting power or value of all classes of stock of the Company or of an Affiliate.  For this purpose, (i) an individual shall be considered to own any stock owned (directly or indirectly) by or for his or her brothers and sisters (whether by the whole or half blood), spouse, ancestors or lineal descendants and shall be considered to own proportionately any stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a stockholder, partner or beneficiary, and (ii) stock of the Company or an Affiliate that an individual may purchase under outstanding options (whether or not granted under this Plan) shall be treated as stock owned by the individual.

1.17	Option.

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock on the terms and conditions prescribed by the Plan.

1.18	Participant.

Participant means an Employee, including an Employee who is a member of the Board, who satisfies the requirements of Article V and who elects to receive an Option.

1.19	Plan.

Plan means the Education Realty Trust, Inc. Employee Stock Purchase Plan.

ARTICLE II
STOCKHOLDER APPROVAL

2.01	Stockholder Approval Required.

This Plan must be approved by the stockholders of the Company within the period beginning twelve (12) months before and ending twelve (12) months after its adoption by the Board.

2.02	Stockholder Approval for Certain Amendments.

Without the approval of the stockholders of the Company, no amendment to this Plan shall (i) increase the number of shares of Common Stock reserved under the Plan, other than as provided in Article XI, (ii) alter the designation of corporations whose employees shall be permitted to participate in the Plan, except as permitted in Section 1.423-2(c)(4) of the Treasury Regulations, or (iii) alter the granting corporation or the stock available for purchase under the Plan.  Approval by stockholders must occur within one (1) year of such amendment or such amendment shall be void ab initio, comply with applicable provisions of the corporate charter and bylaws of the Company, and comply with Maryland law prescribing the method and degree of stockholder approval required for issuance of corporate stock or options.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

ARTICLE III
PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its stockholders.  The Plan is intended to permit the grant of Options qualifying for favorable tax treatment under Section 423 of the Code and is intended to comply with the provisions thereof, including the requirement of Section 423(b)(5) of the Code that all Employees granted Options to purchase Common Stock under the Plan have the same rights and privileges with respect to such Options.  No Option shall be invalid for failure to qualify under Section 423 of the Code.  The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.  In addition, this Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, and should be interpreted in accordance therewith.  The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE IV
ADMINISTRATION

The Plan shall be administered by the Administrator.  The Administrator shall have complete authority to interpret all provisions of this Plan; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan.  The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator.  Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive.  Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Option.  All expenses of administering this Plan shall be borne by the Company.

The Committee, in its discretion, may delegate to one or more persons or entities all or part of the Committee’s authority and duties with respect to grants and awards under this Plan.  The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE V
ELIGIBILITY

Each Employee of the Company or of an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) is eligible to participate in this Plan as of the first Date of Grant that occurs on or after the six (6) month anniversary of such Employee’s commencement of employment with the Company or an Affiliate.  Directors of the Company who are Employees of the Company or an Affiliate may participate in this Plan on or after the Date of Grant specified in the preceding sentence.  An Employee who has satisfied the requirements set forth in the preceding sentences of this Article V becomes a Participant by completing an Election Form in accordance with Section 6.01 and returning it to the Administrator on or before the Election Date for the first or any subsequent Date of Grant on which an Employee may elect to participate in this plan.  Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be granted an Option to purchase Common Stock under the Plan.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

ARTICLE VI
COMPENSATION DEDUCTIONS

6.01	Amount of Deduction.

A payroll deduction shall be made from the Compensation of each Participant for each payroll period.  The amount of such deduction shall be the percentage specified by the Participant on his or her Election Form; provided that such percentage shall be in multiples of one percent and shall not exceed fifteen percent. A Participant may contribute to the Plan only by payroll deduction.  A Participant’s Election Form will continue to be effective, and amounts will be deducted from the Participant’s Compensation, until the Election Form is changed in accordance with Section 6.03 or the Participant withdraws from the Plan or his or her participation otherwise ends in accordance with Article IX.

6.02	Participant’s Account.

A recordkeeping account shall be established for each Participant.  All amounts deducted from a Participant’s Compensation shall be credited to his or her account.  No interest will be paid or credited to the account of any Participant.

6.03	Changes in Payroll Deductions.

A Participant may discontinue his or her participation in the Plan as provided in Section 9.01.  Except as provided in Section 9.01, a Participant’s direction to change the percentage deduction specified on his or her Election Form shall be effective as of the first Date of Grant following the date that written notice of such change is delivered to the Administrator.

ARTICLE VII
OPTION GRANTS

7.01	Number of Shares.

Each Employee who is a Participant on a Date of Grant shall be granted an Option as of that Date of Grant.  The number of shares of Common Stock subject to such Option shall be determined by dividing the option price (as defined in Section 7.02) into the balance credited to the Participant’s account as of the Date of Exercise next following the Date of Grant.  Notwithstanding the preceding sentence, no Participant will be granted an Option as of any Date of Grant for more than a number of shares of Common Stock determined by dividing $6,250 by the Fair Market Value of shares of Common Stock on the Date of Grant.

7.02	Option Price.

The price per share for Common Stock purchased on the exercise of an Option shall be eighty-five percent of the Fair Market Value on the applicable Date of Exercise, until such time (if any) that the Committee announces a different purchase price per share.  Such different price per share must, however, be at least equal to the lesser of (i) eighty-five percent of the Fair Market Value on the applicable Date of Grant or (ii) eighty-five percent of the Fair Market Value on the applicable Date of Exercise.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

7.03	Terms of Options.

Options granted under this Plan shall be subject to such amendment or modification as the Company shall deem necessary to comply with any applicable law or regulation, including but not limited to Section 423 of the Code, and shall contain such other provisions as the Company shall from time to time approve and deem necessary; provided, however, that any such provisions shall comply with Section 423 of the Code.

7.04	Limitations on Options.

The Options granted hereunder are subject to the following limitations:

(a)           No Participant shall be permitted to accrue the right to purchase during any calendar year Common Stock under this Plan (or any other plan of the Company or an Affiliate which is qualified under Section 423 of the Code) having a Fair Market Value of greater than twenty-five thousand dollars ($25,000.00) (as determined on the Date of Grant for the option period during which each such share of Common Stock is purchased) as provided in Section 423(b)(8) of the Code.

(b)           No Option may be granted to a Participant if the Participant immediately after the Option is granted would be a Five Percent Stockholder.

7.05	Pro-rata Reduction of Optioned Common Stock.

If the total number of shares of Common Stock to be purchased under Options by all Participants on a Date of Exercise exceeds the number of shares of Common Stock remaining authorized for issuance under Section 10.02, a pro-rata allocation of the shares of Common Stock available for issuance will be made among Participants in proportion to their respective account balances on the Date of Exercise, and any money remaining in the Participants’ accounts shall be returned to the Participants, without interest.

ARTICLE VIII
EXERCISE OF OPTION

8.01	Automatic Exercise.

Subject to the provisions of Articles IX, X, and XII, each Option shall be exercised automatically as of the Date of Exercise next following the Option’s Date of Grant for the number of whole shares of Common Stock that may be purchased at the option price for that Option with the balance credited to the Participant’s account.

8.02	Fractional Shares.

Fractional shares will not be issued under the Plan.  Any amount remaining to the credit of the Participant’s account after the exercise of an Option which represents a fraction share shall remain in the Participant’s account and be applied to the option price of the Option next granted if the Participant continues to participate in the Plan or, if he or she does not, shall be returned to the Participant.  Any amount remaining to the credit of a Participant’s account after the exercise of an Option that equals or exceeds a whole share due to any limitation of this Plan shall be returned to the Participant.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

8.03	Nontransferability.

Each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution.  During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant.  No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

8.04	Employee Status.

For purposes of determining the applicability of Section 423 of the Code, and whether an individual is employed by the Company or an Affiliate, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment in accordance with Section 423 of the Code and the Treasury Regulations promulgated thereunder.

8.05	Delivery of Common Stock.

Subject to the provisions of Articles X, and XII, within thirty (30) days following an applicable Date of Exercise, the Company will cause to be allocated to each Participant, in book entry form, the Common Stock purchased upon the Participant’s exercise of his or her Option.

8.06	Vesting, Transferability.

A Participant’s interest in the Common Stock purchased upon the exercise of his or her Option shall be immediately nonforfeitable and, subject to the provisions of Article XII, shall be transferable on and after the date that is six (6) months following the applicable Date of Exercise.

8.07	Premature Sale of Common Stock.

If a Participant (or former Participant) sells or otherwise disposes of any shares of Common Stock obtained under this Plan:

(i)           prior to two (2) years after the Date of Grant of the Option under which such shares were obtained, or

(ii)          prior to one (1) year after the Date of Exercise on which such shares were obtained,

that Participant (or former Participant) must notify the Company immediately in writing concerning such disposition.

8.08	Transfer of Ownership.

A Participant who purchases shares of Common Stock under this Plan shall be transferred at such time substantially all of the rights of ownership of such shares of Common Stock in accordance with the Treasury Regulations promulgated under Section 423 of the Code as in effect on the Effective Date.  Such rights of ownership shall include the right to vote, the right to receive declared dividends, the right to share in the assets of the Company in the event of liquidation, the right to inspect the Company’s books and the right to pledge or sell such Common Stock subject to the restrictions in the Plan.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

ARTICLE IX
WITHDRAWAL AND TERMINATION OF EMPLOYMENT

9.01	Generally.

A Participant may withdraw the payroll deductions credited to his or her account under the Plan by giving written notice to that effect to the Administrator at least thirty (30) days prior to the next Date of Exercise. In that event, all of the payroll deductions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and no further payroll deductions will be made from his Compensation until he or she submits a new Election Form to the Administrator.  A Participant shall be deemed to have elected to withdraw from the Plan in accordance with this Section 9.01 if he or she ceases to be an Employee.

9.02	Subsequent Participation.

A Participant who has withdrawn his or her account under Section 9.01 may submit a new Election Form to the Administrator and resume participation in the Plan as of any subsequent Date of Grant, provided that the Administrator receives his or her Election Form before the applicable Election Date.

9.03	Termination of Employment.

If a Participant’s employment with the Company and its Affiliates terminates for any reason other than death, his or her participation in the Plan shall cease as of the date of termination.  The balance credited to the Participant’s account as of the first day of the month following such termination of employment shall be paid to the Participant or, in the case of the Participant’s death following his or her termination of employment, to his or her Beneficiary, as promptly as possible thereafter.

9.04	Death of Participant.

Notwithstanding any other provision of this Plan, if a Participant’s employment with the Company and its Affiliates terminates on account of the Participant’s death, his or her Beneficiary may elect, by written notice received by the Administrator within thirty (30) days of the Participant’s death (but in all events before the Date of Exercise), to either (i) withdraw all of the payroll deductions credited to the Participant’s account or (ii) to exercise the Option as of the Date of Exercise and receive whole shares of Common Stock and cash representing the value of a fractional share in accordance with Section 8.02.  If the Option is exercised, the number of shares of Common Stock issuable to the Beneficiary shall be determined by dividing the option price into the payroll deductions credited to the Participant’s account.  If timely written notice of the Beneficiary’s election is not received by the Administrator, the Beneficiary shall be deemed to have elected to exercise the Option.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

ARTICLE X
COMMON STOCK SUBJECT TO PLAN

10.01	Shares Issued or Delivered.

Upon the exercise of any Option the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs) shares in book entry form of Common Stock from its authorized but unissued Common Stock or outstanding Common Stock acquired by or on behalf of the Company in the name of the Participant.

10.02	Aggregate Limit.

The maximum aggregate number of shares of Common Stock that may be issued or delivered under this Plan pursuant to the exercise of Options is 300,000 shares. The maximum aggregate number of shares that may be issued or delivered under this Plan shall be subject to adjustment as provided in Article XI .

10.03	Reallocation of Shares.

If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options to be granted under this Plan.

10.04	Restriction on Transferability.

No share of Common Stock purchased upon the Participant’s exercise of his or her Option may be transferred until the date that is six (6) months following the applicable Date of Exercise. Each book entry form and any certificate evidencing the Common Stock purchased upon the Participant’s exercise of his or her Option shall bear a legend evidencing such six (6) month restriction on transferability.

ARTICLE XI
ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options may be granted under this Plan and the terms of outstanding Options shall be adjusted as the Committee shall determine to be equitably and proportionately required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other similar event which, in the judgment of the Committee necessitates such action and which meets the requirements of Section 423 of the Code.  Any determination made under this Article XI by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options may be granted or the terms of outstanding Options.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

ARTICLE XII
COMPLIANCE WITH LAW AND APPROVAL OF
REGULATORY BODIES

No Option shall be exercisable, no Common Stock shall be issued, no book entry form or certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed.  The Company shall have the right to rely on an opinion of its counsel as to such compliance.  Any share book entry form and any certificate issued to evidence Common Stock for which an Option is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations and this Plan.  No Option shall be exercisable, no Common Stock shall be issued, no book entry for and no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII
GENERAL PROVISIONS

13.01	Effect on Employment and Service.

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any individual at any time with or without assigning a reason therefor.

13.02	Unfunded Plan.

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan.  Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan.  No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03	Rules of Construction.

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference.  The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

13.04	Plan Fiscal Year.

The fiscal year of the Plan shall be the calendar year.

13.05	Company’s Rights.

The rights and powers of the Company and any Affiliate shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of the Company and any Affiliate to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

EDUCATION REALTY TRUST, INC.EMPLOYEE STOCK PURCHASE PLAN
Effective July 1, 2010

13.06	Gender and Number.

For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.

13.07	Governing Law.

The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Maryland, except that the Plan shall be construed to the maximum extent possible to comply with Section 423 of the Code and the Treasury Regulations promulgated thereunder.

13.08	Severability.

If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.

ARTICLE XIV
AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment or termination shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made or such termination occurs.  Notwithstanding the foregoing, no amendment of the Plan as described in Section 2.02 shall become effective until and unless such amendment is approved by the Stockholders of the Company in accordance with the approval requirements of Section 2.02.

ARTICLE XV
DURATION OF PLAN

No Option may be granted under this Plan more than three years after the date this Plan is adopted by the Board.  Options granted before that date shall remain valid in accordance with their terms.

ARTICLE XVI
EFFECTIVE DATE OF PLAN

Options may be granted under this Plan as of the first Date of Grant on or after July 1, 2010 (the “Effective Date”).